Exhibit 3.3

Proposed Amendment of Articles of Incorporation

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DIRECT COMMUNICATION SOLUTIONS, INC.

Direct Communication Solutions, Inc., (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

First: The name of the Corporation is Direct Communication Solutions, Inc.

Second: This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 16, 2019 (the “First Amended Articles”), and the further Amended and Restated Certificate of Incorporation filed on February 9, 2023 (the “Second Amended Articles”).

Third: That Article 4 of the First Amended Articles and Article 3 of Second Amended Articles (the “Certificate of Incorporation”), is hereby amended by deleting Article 4 of the First Amended Articles in its entirety and Article 3 of the Second Amended Articles in its entirety and inserting the following in lieu thereof:

ARTICLE 4

4.1 Class A Shares

1. Authorized Shares. The Corporation is authorized to issue Five Hundred Million (500,000,000) shares of its capital stock, which shall consist of 500,000,000 Class A shares, $.00001 par value per share (the “Class A Shares” and each, a “Class A Share”). The number of authorized shares of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the stockholders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, having attached thereto the special rights and restrictions as set forth below:

(a)	Voting Rights.

(i) Stockholders of Class A Shares shall be entitled to notice of and to attend at any meeting of the stockholders of the Corporation, except a meeting of which only stockholders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, stockholders of Class A Shares shall be entitled to one vote in respect of each Class A Share held.

(ii) Except as otherwise provided in this Certificate of Incorporation or except as provided in the Delaware General Corporation Law, Class A Share and Class B Shares are equal in all respects and shall vote together as if they were shares of a single class. In connection with any Change of Control Transaction as defined in Section 4.1(a)(iii) requiring approval of the stockholders of Class A Share and Class B Shares under the Delaware General Corporation Law, stockholders of Class A Share and Class B Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the stockholders of outstanding Class A Share or their proxyholders in respect of a resolution approving such Change of Control Transaction, voting separately as a class at a meeting of the stockholders of that class called and held for such purpose.

(iii) For the purpose of this Certificate of Incorporation, a “Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Corporation, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in (i) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing entity or its direct or indirect parent) more than fifty percent (50%) of the total voting power of the voting securities of the Corporation, the continuing entity or its direct or indirect parent, and more than fifty percent (50%) of the total number of outstanding shares of the Corporation, the continuing entity or its direct or indirect parent, in each case as outstanding immediately after such transaction, and (ii) the stockholders of the Corporation immediately prior to the transaction owning voting securities of the Corporation, the continuing entity or its direct or indirect parent immediately following the transaction in substantially the same proportions (vis-a- vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction (provided that in neither event shall the exercise of any exchangeable shares of a subsidiary of the Corporation that are exchangeable into shares of the Corporation be taken into account in such determination).

(iv) Notwithstanding the provisions of the second paragraph of this Section 4.1(1)(a), the stockholders of Class A Shares shall be entitled to vote as a separate class, in addition to any other vote of shareholders that may be required, in respect of any alteration, repeal or amendment of this Certificate of Incorporation which would: (i) adversely affect the rights or special rights of the stockholders of Class A Shares, (including an amendment to the terms of this Certificate of Incorporation which provide that any Class B Shares sold or transferred to a Person that is not a Permitted Holder shall be automatically converted into Class A Shares); or (ii) affect the stockholders of Class A Shares and Class B Shares differently, on a per share basis; or (iii) create any class or series of shares ranking equal to or senior to the Class A Shares; and in each case such alteration, repeal or amendment shall not be effective unless a resolution in respect thereof is approved by a majority of the votes cast by stockholders of outstanding Class A Shares.

(b)	Alteration to Rights of Class A Shares.

As long as any Class A Shares remain outstanding, the Corporation will not, without the consent of the stockholders of the Class A Shares by separate special resolution alter or amend this Certificate of Incorporation if the result would (i) prejudice or interfere with any right or special right attached to the Class A Shares, or (ii) affect the rights or special rights of stockholders of Class A Shares or Class B Shares on a per share basis as provided herein.

(c)	Dividends.

Stockholders of Class A Shares shall be entitled to receive, as and when declared by the directors, dividends in cash or property of the Corporation. No dividend will be declared or paid on the Class B Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on a per share basis) on the Class A Shares. In the event of the payment of a dividend in the form of shares, stockholders of Class A Shares shall receive Class A Shares, unless otherwise determined by the Board of Directors of the Corporation.

(d)	Liquidation, Dissolution or Winding-Up.

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, the stockholders of Class A Shares shall, subject to the prior rights of the stockholders of any shares of the Corporation ranking in priority to the Class A Shares, be entitled to participate ratably in the remaining property of the Corporation along with all stockholders of Class B Shares and other stockholders of Class A Shares (on a per share basis).

(e)	Rights to Subscribe; Pre-Emptive Rights.

The stockholders of Class A Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Corporation now or in the future.

(g)	Conversion of Class A Shares Upon an Offer.

(i)	For the purposes of this Section 4.1:

(A) “Affiliate” has the meaning assigned by the Securities and Exchange Act of 1934 as, from time to time, amended, re-enacted or replaced;

(B) “Associate” has the meaning assigned by the Securities Act of 1933 as, from time to time, amended, re-enacted or replaced;

(C) “Conversion Period” means the period of time commencing on the eighth day after the Offer Date and terminating on the Expiry Date;

(D) “Converted Shares” means Class B Shares resulting from the conversion of Class A Shares into Class B Shares pursuant to subparagraph (ii);

(E) “Exclusionary Offer” means an offer to purchase Class B Shares that: (i) is a General Offer; and (ii) is not made concurrently with an offer to purchase Class A Shares that is identical to the offer to purchase Class B Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Offeror, and in all other material respects, and that has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class B Shares;

(F) “Expiry Date” means the last date on which stockholders of Class B Shares may accept an Exclusionary Offer;

(G) “General Offer” means an offer to purchase Class B Shares that must, by reason of applicable securities legislation or the requirements of any stock exchange on which the Class B Shares are listed, be made to all or substantially all stockholders of Class B Shares;

(H) “Offer Date” means the date on which an Exclusionary Offer is made;

(I) “Offeror” means a Person that makes an offer to purchase Class B Shares (the “bidder”), and includes any Associate or Affiliate of the bidder or any Person that is disclosed in the offering document to be acting jointly or in concert with the bidder,

(J) “Person” has the meaning assigned by the Securities Act of 1933 as, from time to time, amended, re-enacted or replaced and includes a Corporation or other body corporate wherever or however incorporated;

(L) “Transfer Agent” means the transfer agent at the relevant time for the Class A Shares and Class B Shares (and if there is no such transfer agent, “Transfer Agent” means the Corporation);

(ii) subject to subparagraph (v) hereof, if an Exclusionary Offer is made, each outstanding Class A Share shall be convertible into one (1) Class B Share at the option of each holder of Class A Shares during the Conversion Period. The conversion right may be exercised by notice in writing given to the Transfer Agent prior to the Expiry Date accompanied by the share certificate or certificates representing the Class A Shares which the holder desires to convert, together with any letter of transmittal or other documentation required by the Transfer Agent or pursuant to the Exclusionary Offer, in either case in duly executed or completed form, and such notice shall be executed by such holder, or by his attorney duly authorized in writing, and shall specify the number of Class A Shares which the holder desires to have converted. The Corporation shall pay any governmental stamp, transfer or similar tax (but for greater certainty, no income or capital gains tax) imposed on or in respect of such conversion. If less than all of the Class A Share represented by any share certificate are to be converted, the holder shall be entitled to receive a new share certificate representing in the aggregate the number of Class A Shares represented by the original share certificate which are not to be converted. Upon any conversion of any shares of any class into shares of another class, the Corporation shall adjust the capital accounts maintained for the respective classes of shares as provided in the Delaware General Corporation Law;

(iii) an election by a holder of Class A Shares to exercise the conversion right provided for in subparagraph (ii) shall be deemed to also constitute irrevocable elections by such holder (a) to deposit the Converted Shares pursuant to the Exclusionary Offer (subject to such holder’s right to subsequently withdraw the shares from the offer), and (b) to exercise the right to convert back into Class A Shares all Converted Shares (on a 1:1 basis) in respect of which such holder exercises his right of withdrawal from the Exclusionary Offer or which are not otherwise ultimately taken up under the Exclusionary Offer. Any conversion of Converted Shares back into Class A Shares in respect of which the holder exercises his right of withdrawal from the Exclusionary Offer shall become effective at the time such right of withdrawal is exercised. If the right of withdrawal is not exercised, any conversion of Converted Shares back into Class A Shares pursuant to a deemed election shall become effective:

(A) for Converted Shares not taken up in accordance with the terms of an Exclusionary Offer which is nonetheless completed, on the day that the Offeror has taken up and paid for all shares to be acquired by the Offeror under the Exclusionary Offer; and

(B) in respect of an Exclusionary Offer which is abandoned or withdrawn, at the time at which the Exclusionary Offer is abandoned or withdrawn;

(iv) no share certificates representing Converted Shares shall be delivered to the stockholders of such shares before such shares are deposited pursuant to the Exclusionary Offer. The Transfer Agent, onꞏ behalf of the stockholders of the Converted Shares, shall deposit pursuant to the Exclusionary Offer the certificates representing all Class A Shares for which the certificates, notices and other documents have been duly delivered to the Transfer Agent pursuant to subparagraph (ii) and shall advise the Offeror of the extent that such certificates so deposited represent Class B Shares of the Corporation. Upon completion of the Exclusionary Offer, the Transfer Agent shall deliver to the stockholders of the shares purchased pursuant to the Exclusionary Offer all consideration paid by the Offeror pursuant to the Exclusionary Offer. If Converted Shares are converted back into Class A Shares pursuant to subparagraph (iii), the Transfer Agent shall deliver to the stockholders entitled thereto share certificates representing the Class A Shares resulting from the conversion. Provided however that if no Class A Shares of a shareholder were acquired by the Offeror pursuant to the Exclusionary Offer, the Transfer Agent shall return the original share certificate (if not duly endorsed for transfer to a named transferee) evidencing such Class A Shares tendered pursuant to subparagraph (ii) in satisfaction of its obligations under this subparagraph (iv). The Corporation shall make all arrangements with the Transfer Agent necessary or desirable to give effect to this subparagraph (iv);

(v) as soon as reasonably possible after the seventh day after the Offer Date, the Corporation shall send to each holder of Class A Shares a written notice advising the stockholders as to whether they are entitled to convert their Class A Shares into Class B Shares and the reasons therefor. If such notice discloses that they are not so entitled, but it is subsequently determined that they are so entitled by virtue of subparagraph (vi) or otherwise, the Corporation shall forthwith send another notice to them advising them of that fact and the reasons therefor;

(vi) if a notice referred to in subparagraph (v) discloses that the conversion right set forth in Section 4.1(1)(g)(ii) has come into effect, the notice shall:

(A) include a description of the procedure to be followed to effect the conversion and to have the Converted Shares tendered under the Exclusionary Offer;

(B) include the information set out in subparagraph (iii) hereof; and

(C) be accompanied by a copy of the Exclusionary Offer and all other materials sent to any stockholders of Class B Shares in respect of such offer; and as soon as reasonably possible after any additional material, including any notice of variation, is sent to any stockholders of Class B Shares in respect of such offer, the Corporation shall send a copy of such additional materials to each holder of Class A Shares;

(ix) prior to or forthwith after sending any notice referred to in subparagraph (v), the Corporation shall cause a news release to be issued to a Canadian national news service, describing the contents of the notice; and

(x) references to share certificates shall include, as applicable, the equivalent in any non-certificated inventory system (such as, for example, a Direct Registration System), with appropriate changes.

(f)	Stock Split or Reverse Stock Split

No stock split or reverse stock split of the Class A Shares shall occur unless, simultaneously, the Class B Shares also undergo a stock split or reverse stock split or otherwise adjusted so as to maintain and preserve the relative rights of the stockholders of the shares of each of the said classes. Subject to Section 4.1(1)(g), the Class A Shares cannot be converted into any other class of shares.

Section 4.2 Class B Shares

(1) Authorized Shares. The Corporation is authorized to issue Five Hundred Million (500,000,000) Class B shares of its capital stock, $.00001 par value per share (the “Class B Shares” and each, a “Class B Share”). The number of authorized shares of may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the stockholders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, having attached thereto the special rights and restrictions as set forth below:

(a)	Voting Rights.

(i) Subject to subsections 4.2(b) below, stockholders of Class B Shares shall be entitled to notice of and to attend at any meeting of the stockholders of the Corporation, except a meeting of which only stockholders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, stockholders of Class B Shares will be entitled to 20 votes in respect of each Class B Share held.

(ii) Except as otherwise provided in this Certificate of Incorporation or except as provided in the Delaware General Corporation Law, Class A Shares and Class B Shares are equal in all respects and shall vote together as if they were shares of a single class. In connection with any Change of Control Transaction requiring approval of the stockholders of Class A Shares and Class B Shares under the Delaware General Corporation Law, stockholders of Class A Share and Class B Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the stockholders of outstanding Class B Shares or their proxyholders in respect of a resolution approving such Change of Control Transaction, voting separately as a class at a meeting of the stockholders of that class called and held for such purpose.

(b)	Commencement of Voting Rights of Class B Shares

(i) Notwithstanding anything to the contrary contained in this amended Articles of Incorporation, the voting rights attached to the Class B Shares, as set forth in this Section 4.2(a) (the “Voting Rights”), shall not be enforceable, operative, or effective unless and until the occurrence of both of the following events (the “Sunrise Conditions”):

A. the Corporation successfully raises financing in the aggregate amount of not less than US$10,000,000; and

B. the shares of common stock of the Corporation are approved for listing on the NYSE American LLC or NASDAQ and commence trading on such exchange.

(ii) Upon satisfaction of the Sunrise Conditions, the Voting Rights shall automatically and without further action of the Corporation or its stockholders become fully effective with respect to all issued and outstanding Class B Shares.

(iii) Until the Sunrise Conditions are satisfied, the Class B Shares will rank pari passu with the Class A Shares in all respects, including Voting Rights so that each Class B Share will carry only one (1) vote per share on all matters upon which holders of shares are entitled to vote.

(c)	Alteration to Rights of Class B Shares.

As long as any Class B Shares remain outstanding, the Corporation will not, without the consent of the stockholders of the Class B Shares by separate special resolution alter or amend this Certificate of Incorporation if the result would: (i) prejudice or interfere with any right or special right attached to the Class B Shares; or (ii) affect the rights or special rights of the stockholders of Class A Shares or Class B Shares on a per share basis as provided herein.

(d)	Dividends.

Stockholders of Class B Shares shall be entitled to receive, as and when declared by the directors, dividends in cash or property of the Corporation. No dividend will be declared or paid on the Class A Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on a per share basis) on the Class B Shares. In the event of the payment of a dividend in the form of shares, stockholders of Class B Shares shall receive Class B Shares, unless otherwise determined by the Board of Directors of the Corporation.

(e)	Liquidation, Dissolution or Winding-Up.

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, the stockholders of Class B Shares will, subject to the prior rights of the stockholders of any shares of the Corporation ranking in priority to the Class B Shares, be entitled to participate ratably along with all other stockholders of Class B Shares and Class A Share (on a per share basis).

(f)	Rights to Subscribe; Pre-Emptive Rights.

The stockholders of Class B Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Corporation now or in the future.

(g)	Conversion.

Stockholders of Class B Shares shall have conversion rights as follows (the “Conversion Rights”):

(i)	Right to Convert.

Each Class B Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such shares, into one fully paid and non-assessable Class A Share.

(ii)	Automatic Conversion.

(A) Upon the first date that any Class B Share shall be held by a Person other than by a Permitted Holder by way of transfer, acquisition, purchase and sale agreement or otherwise, the Permitted Holder which held such Class B Share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights under subsection (f)(i) to convert such Class B Share into one fully paid and non- assessable Class A Share.

(B) A Class B Share that is converted into Class A Shares as provided for in subsections 4.1(f)(ii)(A) will automatically be cancelled.

(C) For the purposes hereof:

(I) “Permitted Holders" means Mike Yao Zhou, any corporation that is directly controlled by Mike Yao Zhou and any corporation directly controlled by a corporation directly controlled by Mike Yao Zhou and organized under the laws of the British Virgin Islands; and

(II) “Person” has the meaning assigned by the U.S. Securities Act of 1933 as, from time to time, amended, re-enacted or replaced and includes a Corporation or other body corporate wherever or however incorporated.

(iii)	Mechanics of Conversion.

Before any holder of Class B Shares shall be entitled to convert Class B Shares into Class A Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Class A Shares or the equivalent in any non-certificated inventory system (such as, for example, a Direct Registration System) administered by any applicable depository or transfer agent of the Corporation, and shall give written notice to the Corporation at its head office, of the election to convert the same (each, a "Conversion Notice") and the Class A Shares resulting therefrom shall be registered in the name of the registered holder of the Class B Shares converted or, subject to payment by the registered holder of any stock transfer or applicable taxes and compliance with any other reasonable requirements of the Corporation in respect of such transfer, in such name or names as such registered holder may direct in writing. Upon receipt of such notice and certificate or certificates and, as applicable, compliance with such other requirements, the Corporation shall (or shall cause its transfer agent to), at its expense, as soon as practicable thereafter, remove or cause the removal of such holder from the register of stockholders in respect of the Class B Shares for which the conversion right is being exercised, add the holder (or any person or persons in whose name or names such converting holder shall have directed the resulting Class A Shares to be registered) to the securities register of stockholders in respect of the resulting Class A Shares, cancel or cause the cancellation of the certificate or certificates representing such Class B Shares and issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates or the equivalent in any non-certificated inventory system (such as, for example, a Direct Registration System) administered by any applicable depository or transfer agent of the Corporation, representing the Class A Shares issued upon the conversion of such Class B Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Class B Shares to be converted, and the person or persons entitled to receive the Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder or stockholders of such Class A Shares as of such date. If less than all of the Class B Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Class B Shares represented by the original certificate which are not to be converted. A Class B Share that is converted into Class A Shares as provided for in this subsection 4.2 (f)(iii) will automatically be cancelled.

(iv)	Effect of Conversion.

All Class B Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the "Conversion Time"), except only the right of the stockholders thereof to receive Class A Shares in exchange therefor.

(h)	Stock Split and Reverse Stock Split.

No stock split and reverse stock split of the Class B Shares shall occur unless, simultaneously, the Class A Shares are split or reverse split or otherwise adjusted so as to maintain and preserve the relative rights of the stockholders of the shares of each of the said classes. Subject to Section (f), the Class B Shares cannot be converted into any other class of shares.

(h)	Transfer of Class B Shares.

Except in accordance with the terms of any coattail agreement dated the same date as the Class B Shares are first issued or as expressly provided herein, including upon conversion into Class A Shares, no Class B Share may be sold, transferred, assigned, pledged or otherwise disposed of without the written consent of the directors, and the directors are not required to give any reason for refusing to consent to any such sale, transfer or disposition.

(i)	Share Superior to Class B Shares

The Corporation may take no action which would authorize or create shares of any class or series having preferences superior to or on a parity with the Class B Shares without the consent of the stockholders of a majority of the outstanding Class B Shares expressed by special separate resolution. At any meeting of stockholders of Class B Shares called to consider such a special separate resolution, each Class B Share will entitle the holder to one (1) vote and each fraction of a Class B Share shall entitle the holder to the corresponding fraction of one (1) vote.

(k)	Notwithstanding anything to the contrary contained herein, all transfers of Class B Shares are subject to the terms of any coattail agreement entered into in respect thereof and to the other provisions of Article 4.

Fourth: The foregoing amendment was duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

Fifth: That this Certificate of Amendment to the Amended and Restate Certificate of Incorporation shall be effective as of 5:01 pm on the date of filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this             , day of            , 2025.